UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2024

PayPal Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2211 North First Street

San Jose, CA 95131

(Address of principal executive offices)

(408) 967-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PYPL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On July 23, 2024, John Donahoe notified PayPal Holdings, Inc. (the “Company”) of his decision to resign as Chair and member of the Board of Directors of the Company (the “Board”) effective immediately. Mr. Donahoe served as Chair of the Board since the Company became an independent public company in July 2015 and did not serve on any committees of the Board. Mr. Donahoe’s resignation is not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Effectively immediately upon Mr. Donahoe’s resignation, the Board reduced the size of the Board to eleven (11) directors and appointed Enrique Lores as Chair of the Board.

A copy of the Company’s press release announcing Mr. Donahoe’s resignation is attached hereto as Exhibit 99.1.

Amendment and Restatement of PayPal Holdings, Inc. Executive Change in Control and Severance Plan

On July 24, 2024, the Compensation Committee of the Board (the “Committee”) approved an amendment and restatement of the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Restated Plan”).

The Restated Plan (i) eliminates the Good Reason (as defined in the Restated Plan) severance trigger for the Company’s Executive Vice Presidents in connection with their terminations of employment from the Company Outside of a Change in Control Period (as defined in the Restated Plan); (ii) reduces the cash severance payment multiple for terminations of employment Outside of a Change in Control Period (“Non-CIC Terminations”) for the Company’s Chief Executive Officer and Executive Vice Presidents from 2x to 1.5x and 1.5x to 1x, respectively; (iii) eliminates the payment of a prorated cash bonus for the year of termination of employment in connection with Non-CIC Terminations; (iv) removes the job elimination/role restructuring severance trigger from the Executive Long Term Incentive Program (“ELTIP”), such that benefits under the ELTIP may only be triggered by a Qualifying Retirement (as defined in the ELTIP), death or Disability (as defined in the Restated Plan); (v) removes the potential for health benefits severance to pay out under the ELTIP and limits the awards eligible for continued vesting under the ELTIP to those granted at least 12 months prior to the participant’s Separation Date (as defined in the Restated Plan); (vi) amends non-competition restrictive covenants in the ELTIP to align with developments in applicable law and governance practices; and (vii) reflects other various non-substantive, clarifying changes, technical or standardizing changes and changes to reflect the passage of time.

Notwithstanding the foregoing, to the extent an executive officer of the Company has not consented to participate in the Restated Plan and such executive officer has an active, express contractual entitlement under an individual agreement with the Company that no amendment of the PayPal Holdings, Inc. Executive Change in Control and Severance Plan as amended and restated effective as of September 27, 2021 (the “Prior Plan”) would materially impair such officer’s rights thereunder unless mutually agreed between such executive officer and the Company, the Prior Plan rather than the Restated Plan will continue to apply to such executive officer to the extent required by such individual agreement.

The foregoing description of the Restated Plan does not purport to be a complete description and is qualified in its entirety by the full text of the Restated Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description

10.1	PayPal Holdings, Inc. Executive Change in Control and Severance Plan, as amended and restated, effective as of July 24, 2024

99.1	Press Release dated July 24, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date: July 25, 2024	/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Vice President, Corporate Legal and Secretary